Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Provident Financial Services, Inc.:

We consent to the use of our reports dated March 1, 2010, with respect to (i) the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and (ii) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Provident Financial Services, Inc., incorporated by reference in the Registration Statement on Form S-3, related to the registration of Purchase Contracts, Units, Warrants, Depositary Shares, Preferred Stock, Common Stock and Debt Securities, and to the reference of our firm under the heading “Experts” in the prospectus. The aforementioned report with respect to the consolidated financial statements refers to the Company’s adoption, as of April 1, 2009, of new accounting requirements issued by the Financial Accounting Standards Board related to the method of evaluating other-than-temporary impairments of debt securities.

Short Hills, NJ

June 22, 2010